UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2009

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On January 13, 2009, Kenneth Cole Productions, Inc. (the “Company”) issued a press release pre-announcing the Company’s projected results for the fourth quarter ended December 31, 2008.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated January 13, 2009

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  January 15, 2009

By:      /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated January 13, 2009

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

-- Kenneth Cole Productions, Inc. Pre-Announces Projected Q4 Results --

New York, New York, January 13, 2009 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) announced today that it expects to report fourth quarter revenues of approximately $125 million, down 5% versus last year, including a comparable store sales decline of 11% for the quarter.  Driven by one of the  worst retail climates  in decades, the Company anticipates that it will report a fourth quarter operating loss, excluding non-operating charges, in the range of $(0.20) to $(0.30) per diluted share.  No previous guidance was issued.  The Company expects to report audited results for the fourth quarter and fiscal 2008 during the first week of March 2009.

Jill Granoff, Chief Executive Officer of Kenneth Cole Productions commented “We made a conscious decision to convert our inventory to cash during the peak holiday shopping period to increase our liquidity.  While this placed short-term pressure on margins and profitability, we have taken proactive steps to maximize our ability to respond effectively to unforeseen challenges as well as opportunities that may lie ahead.  In addition, we have taken several actions to adjust our cost structure which will improve profit flow-through in the future.”

While the Company has not yet closed its books, it expects to end the year with approximately $65 million in cash and cash equivalents and no long-term debt.  Year-end inventory is anticipated to be approximately 10% lower than the prior year’s level in anticipation of reduced consumer spending in the first half of the year, and additional inventory reductions are planned over the course of the spring season.  The Company has also eliminated approximately $10 million of existing annual costs through a variety of restructuring initiatives, including a 10% net reduction in headcount during the fourth quarter, the closing of its Italy office, and the consolidation of its Tribeca footwear line into other brands.  As a result of these activities, along with charges for asset impairment and losses on investments, the Company also expects to incur non-operating charges of approximately $(0.40) to $(0.45) in the fourth quarter of fiscal 2008.

Granoff commented further, “Tough times present opportunity.  We are committed to increasing our profitability and laying the foundation for future growth.  We will be aggressive in further reducing costs and managing our inventories so we can drive shareholder value.  In addition, we are committed to a comprehensive process of business improvement and will work diligently to strengthen our brand, enhance our product assortment, accelerate retail performance, revitalize our wholesale business, and build a winning, consumer-driven culture. While the early part of 2009 should continue to be challenging due to uncertainty regarding consumer spending and the financial health of the retail industry in general, we are confident that we can demonstrate a successful transition of our business model and show improved results later in the year.”

Separately, the Company announced that it will be presenting at the 11th Annual ICR XChange Conference on Thursday, January 15th at 11:10a.m. PST at the St. Regis hotel in Dana Point, California.  Jill Granoff, CEO, and David Edelman, CFO, will host the presentation.  The conference presentation will also be webcast live at www.Kennethcole.com.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted, Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.